                                                              EXHIBIT 99.B3(iii)

                         SENTRY LIFE INSURANCE COMPANY
                          SENTRY EQUITY SERVICES, INC.

                                  HOME OFFICE:
                             1800 North Point Drive
                            Stevens Point, WI 54481

                            GENERAL AGENT AGREEMENT

AGREEMENT by and between Sentry Life Insurance Company (hereinafter referred to as Sentry), a Wisconsin Corporation, Sentry Equity Services, Inc. (hereinafter referred to as SESI), a registered broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc.; and __________________________________________________ (hereinafter referred to as
Broker-Dealer), also a registered broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc.; and _____________________
______________________________________________________________________
(hereinafter referred to as General Agent), as follows:

                                 I WITNESSETH

WHEREAS, Sentry has agreed with General Agent to have General Agent's insurance agents (hereinafter referred to as sub-agents) solicit and sell certain Insurance and Annuity Plans (the "Plans") and, because certain of said Plans may be deemed to be securities under the Securities Act of 1933 and applicable state laws, Sentry desires that the General Agent and the sub-agents be associated with Broker-dealer and Broker-dealer hereby covenants that each such General Agent and the sub-agent is registered as its registered representative with the National Association of Securities Dealers Inc. (hereinafter referred to as NASD) and may engage in the offer or sale of such of the Plans which constitute a security under federal or state law; and

WHEREAS, Sentry has agreed with SESI that SESI shall be responsible for the training and supervision of such sub-agents, with respect to the solicitation and offer or sale of any of said Plans which constitute a security under federal and state law, and also for the training and supervision of any other "persons associated" with Broker-dealer who are engaged directly or indirectly therewith; and SESI wishes to, and hereby does, delegate, to the extent legally permitted, said supervisory duties to Broker-dealer, who hereby agrees to accept such delegation; and

WHEREAS, Sentry has agreed with General Agent that General Agent and its sub-agents will limit solicitations to those jurisdictions where it has been duly licensed to solicit sales of the Plans and General Agent agrees to provide Sentry, with a list of such jurisdictions and agrees further to notify Sentry of any change to such list; and General Agent hereby agrees that General Agent shall be responsible for the training and supervision of such sub-agents with respect to the solicitation and sale of any said Plans which are regulated by the jurisdiction's insurance department or similar regulatory agency; and

NOW tHEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agrees as follows:

                   II APPOINTMENT OF GENERAL AGENT FOR PLANS

A. APPOINTMENT

Sentry and SESI, hereby appoint General Agent as a general agent of Sentry and SESI, for the solicitation of sales of the Plans.

                        III AUTHORITY OF GENERAL AGENT

A. DISTRIBUTION AUTHORITY

General Agent is authorized to procure, through the sub-agents appointed by it, applications for the plans. Sentry, in its sole discretion and without notice to General Agent, may suspend sales of any Plans hereunder or may amend any policies or contracts evidencing such plans.

The Plans issued by Sentry to which this agreement applies are those for which a Commission Schedule is attached hereto. The Commission Schedule may be amended from time to time by Sentry.

B. APPOINTMENT OF SUB-AGENTS

General Agent is authorized to appoint sub-agents to solicit sales of the Plans hereunder. All sub-agents appointed by General Agent pursuant to this Agreement shall be duly licensed under the applicable insurance laws to sell the said Plans by the proper authorities within the applicable jurisdictions where General Agent proposes to offer the Plans and where Sentry is duly authorized to conduct business. Sentry will provide General Agent with a list which shows: (1) the jurisdictions where Sentry is authorized to do business; and (2) any limitations on the availability of the Plans in any of such jurisdictions. General Agent agrees to fulfill all requirements set forth in the General Letter of Recommendation attached as Exhibit A in conjunction with the submissions of licensing/appointment papers for all applicants as sub-agents submitted by General Agent.

C. SECURING APPLICATIONS

All applications for the Plans covered hereby shall be made on application forms supplied by Sentry, and all payments collected by General Agents or any sub-agent of General Agent shall be remitted promptly in full, together with such application forms and any other required documentation, directly to Sentry at the address indicated on such application or to such other address as Sentry may, from time to time designate in writing. Checks or money orders in payment on any such plan shall be drawn to the order of Sentry Life Insurance Company. All applications are subject to acceptance or rejection by Sentry at its sole discretion.

D. SUPERVISION OF SUB-AGENTS

1. General Agent shall supervise any sub-agents appointed by it to solicit sales of the Plans hereunder and General Agent shall be responsible, without regard to any technical distinction between this relationship and that which exists in law between principal and agent, for all acts and omissions of each sub-agent within the scope of his agency appointment at all times. General Agent shall exercise all responsibilities required by the applicable federal and state law and regulations other than those responsibilities which under applicable securities laws are the responsibilities of Broker-dealer;

provided however, Broker-dealer shall continue to have full responsibility under applicable securities laws for such sub-agents in their capacity as registered representatives including by example, but without limitation, training and supervisory duties over such sub-agents. Nothing contained in this Agreement or otherwise shall be deemed to make any sub-agents appointed by General Agent an employee or agent of Sentry.

Sentry shall not have any responsibility for the supervision of any sub-agents of General Agent and if the act or omission of a sub-agent or any other employee of General Agent is the proximate cause of any claim, damage or liability to Sentry (including reasonable attorney's fees), General Agent shall be responsible and liable therefore.

2. Sentry may, by written notice to General Agent, refuse to permit any sub-agent to solicit applications for the sale of any of the Plans hereunder and may, by such notice, require General Agent to cause any such sub-agent to cease any such solicitation or sales, and, Sentry may require General Agent to cancel the appointment of any sub-agent.

3. General Agent is responsible for the selection or appointment of sub-agents for the sales of the Plans hereunder. General Agent is responsible for preparation and transmission of the proper appointment and licensing forms and to insure that all sales personnel are appropriately licensed.

4. General Agent will pay all fees to state insurance regulatory authorities in connection with obtaining necessary licenses and appointments for sub-agents appointed hereunder. All fees payable to such regulatory authorities in connection with the initial appointment of sub-agents who already possess necessary licenses will be paid by Sentry. Any renewal license fees due after the initial appointment of sub-agent hereunder will be paid by General Agent.

5. Before a sub-agent is permitted to sell the Plans, General Agent, Broker-dealer and sub-agent shall have entered into an agreement pursuant to which the sub-agent will be appointed a sub-agent of General Agent and a registered representative of Broker-dealer and in which the sub-agent will agree that his selling activities relating to the securities-regulated Plans will be under the supervision and control of Broker- dealer and his selling activities relating to the insurance-regulated Plans will be under the supervision and control of General Agent; and that the sub-agent's right to continue to sell such Plans is subject to his continued compliance with such agreement.

E. MONEY RECEIVED BY GENERAL AGENT

All money payable in connection with any of the Plans, whether as premium, purchase payment or otherwise and whether paid by or on behalf of any policyholder, contract owner or certificateholder or anyone else having an interest in the Plans is the property of Sentry and shall be transmitted immediately in accordance with the administrative procedures of Sentry without any deduction or offset for any reason, including by example but not limitation, any deduction or offset for compensation claims by General Agent.

                                IV COMPENSATION

A. COMMISSIONS

Commissions payable to General Agent or any sub-agent in connection with the Plans shall be paid by SESI to the person(s) entitled thereto through General Agent or as otherwise required by law. Sentry will provide General Agent with a copy of its current Commission Schedule. Commissions will be paid as a percentage of premiums or purchase payments (Premiums and Purchase Payments are hereinafter referred to collectively as "Payments") received in cash or other legal tender and accepted by Sentry on applications obtained by the various sub-agents appointed by General Agent hereunder. Upon termination of this Agreement, all compensation to the General Agent hereunder shall cease, however, General Agent shall continue to be liable for any chargebacks pursuant to the provisions of said Commission Schedule or for any other amounts advanced by or otherwise due hereunder.

B. TIME OF PAYMENT

SESI will pay any compensation due General Agent hereunder within fifteen
(15) days after the end of the calendar month in which Payments upon which such compensation is based are accepted by Sentry.

C. AMENDMENT OF SCHEDULES

Sentry may, upon at least ten (10) days prior written notice to General Agent change the commission schedule. Any such change shall be by written amendment of the commission schedule and shall apply to compensation due on applications received by Sentry after the effective date of such notice.

D. PROHIBITION AGAINST REBATES

If General Agent or any sub-agent of General Agent shall rebate or offer to rebate all or any part of a Payment on a policy or contract or certificate issued hereunder, or if General Agent or any sub-agent of General Agent shall withhold any Payment on any policy or contract or certificate issues hereunder, the same may be grounds for termination of this Agreement by Sentry. If General Agent or any sub-agent of General Agent shall at any time induce or endeavor to induce any owner of any policy or contract issued hereunder or any certificate holder to discontinue Payments or to relinquish any such policy or contract or certificate except under circumstances where there is reasonable grounds for believing the policy, contract or certificate is not suitable for such person, any and all compensation due General Agent hereunder shall cease and terminate.

E. INDEBTEDNESS

Nothing in this Agreement shall be construed as giving General Agent the right to incur any indebtedness on behalf of Sentry. General Agent hereby authorizes Sentry to set off liabilities of General Agent to Sentry against any and all amounts otherwise payable to General Agent by Sentry.

                           V DUTIES OF BROKER DEALER

A. SUPERVISION OF REGISTERED REPRESENTATIVES

Broker-dealer agrees that it has full responsibility for the training and supervision of all persons, including General Agent and its sub-agents, associated with Broker-dealer who are engaged directly or indirectly in the offer or sale of such of the Plans as are subject to the federal securities laws and that all such persons shall be subject to the control of Broker-dealer with respect to such persons' securities-regulated activities in connection with such Plans. Broker-dealer will cause the General Agent and its sub-agents, in their capacity as registered representatives to be trained in the sale of such of the Plans as are subject to the federal securities laws; will use its best efforts to cause such General Agent and its sub-agents to qualify under applicable federal and state laws to engage in the sale of contracts; and will cause such sub-agents to be registered representatives of Broker-dealer before such General Agent and sub-agents engage in the solicitation of any of such contracts. Broker-dealer shall cause such General Agent and sub-agents qualifications to be certified to the satisfaction of Sentry and shall notify Sentry if any of said General Agent and sub-agents cease to be registered representatives of Broker-dealer.

B. REGISTERED REPRESENTATIVES AGREEMENT

Broker-dealer agrees that it shall train and supervise the General Agent and its sub-agents in connection with such of the Plans as are subject to the federal securities law and agrees that, before a sub-agent shall be permitted to sell such Plans, such sub-agent will be appointed a registered representative of Broker-dealer and, along with Broker-dealer and General Agent, such sub-agent will have entered into the agreement more particularly described in Section III, Paragraph E5.

C. COMPLIANCE WITH NASD RULES OF FAIR PRACTICE AND FEDERAL AND STATE SECURITIES LAWS

Broker-dealer will fully comply with the requirements of the National Association of Securities Dealers, Inc. and of the Securities Exchange Act of 1934 and all other applicable federal or state laws and will establish such rules and procedures as may be necessary to cause diligent supervision of the securities activities of the General Agent and the sub-agents. Upon request by Sentry, Broker-dealer shall furnish such appropriate records as may be necessary to establish such diligent supervision.

D. NOTICE OF SUB-AGENT NoNCOMPLIANCE

In the event a sub-agent fails or refuses to submit to supervision of Broker-dealer in accordance with this Agreement, or otherwise fails to meet the rules and standards imposed by Broker-dealer on its registered representatives, Broker-dealer shall certify such fact to Sentry and General Agent and shall immediately notify such sub-agent that he is no longer authorized to sell the Plans, and Broker-dealer and General Agent shall take whatever additional action may be necessary to terminate the sales activities of such sub-agent relating to the Plans.

E. PROSPECTUSES, SALES PROMOTION MATERIAL AND ADVERTISING

General Agent shall be provided, without any expense to General Agent, with prospectuses relating to those of the Plans which are subject to federal securities laws and such other material as Sentry determines to be necessary or desirable for use in connection with sales of those Plans. No sales promotion materials or any advertising relating to any of the securities-regulated Plans shall be used by General Agent or its sub-agents unless the specific item has been approved in writing by SESI.

                             VI GENERAL PROVISIONS

A. WAIVER

Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

B. INDEPENDENT CONTRACTORS

Both Sentry and SESI are independent contractors with respect both to Broker-dealer and to General Agent.

C. LIMITATIONS

No party other than Sentry shall have the authority on behalf of Sentry to make, alter, or discharge any contract or certificate issued by Sentry to waive any forfeiture or to grant, permit, nor to extend the time of making any payments, nor to guarantee dividends, nor to alter the forms which Sentry may prescribe or substitute other forms in place of those prescribed by Sentry nor to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of Sentry.

D. FIDELITY BOND

General Agent represents that all directors, officers, employees and sub-agents of General Agent who are licensed pursuant to this agreement as Sentry agents for state insurance law purposes or who have access to funds of Sentry, including but not limited to funds submitted with applications for the plans or funds being returned to owners or certificate holders, are and shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond shall be maintained by General Agent at General Agent's expense. Such bond shall be, at least, of the form, type, and amount required under the NASD Rules of Fair Practice, endorsed to extend coverage to General Agent's life insurance and fixed annuity transactions. Sentry, may require evidence, satisfactory to it, that such coverage is in force and General Agent shall give prompt written notice to Sentry of any notice of cancellation or change of coverage.

General Agent assigns any proceeds received from the fidelity bonding company to Sentry to the extent of Sentry's loss due to activities covered by the bond. If there is any deficiency amount, whether due to a deductible or otherwise, General Agent shall promptly pay Sentry such amount on demand and General Agent hereby indemnifies and holds harmless Sentry from any such deficiency and from the costs of collection thereof (including reasonable attorneys' fees).

E. BINDING EFFECT

This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns provided that neither Broker-dealer nor General Agent may assign this Agreement or any rights or obligations hereunder without the prior written consent of Sentry.

F. REGULATIONS

All parties agree to observe and comply with the existing laws and rules or regulations of applicable local, state, or federal regulatory authorities and with those which may be enacted or adopted during the term of this Agreement regulating the business contemplated hereby in any jurisdiction in which the business described herein is to be transacted.

G. NOTICES

All notices or communications shall be sent to the address shown in sub paragraph VI N of this Agreement or to such other address as the party may request by giving written notice to the other parties.

H. GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin.

I. AMENDMENT OF AGREEMENT

Sentry reserves the right to amend this Agreement at any time and the General Agent's submission of an application after notice of any such amendment has been sent to the other parties shall constitute the other parties' agreement to any such amendment.

J. SALES PROMOTION MATERIALS AND ADVERTISING

Neither Broker-dealer, General Agent nor any of its sub-agents shall print, publish or distribute any advertisement, circular or any document relating to the Plans distributed pursuant to this Agreement or relating to Sentry unless such advertisement, circular or document shall have been approved in writing by Sentry or by SESI and in the case of items within the scope of Section V, Paragraph E approved in writing by Sentry. Provided, however, that nothing herein shall prohibit Broker-dealer, General Agent or any sub-agent from advertising life insurance and annuities in general or on a generic basis.

K. GENERAL AGENT AS BROKER-DEALER

If Broker-dealer and General Agent are the same person or legal entity, such person or legal entity shall have the rights and obligations hereunder of both Broker-dealer and General Agent and this Agreement shall be binding and enforceable by and against such person or legal entity in both capacities.

L. TERMINATION

This Agreement may be terminated, without cause, by any party upon thirty
(30) days prior written notice; and may be terminated, for cause, by any party immediately; and shall be terminated if SESI or Broker-dealer shall cease to be a registered Broker-dealer under the Securities Exchange Act of 1934 and a member of the NASD.

M. SESI AS BROKER-DEALER

If SESI and Broker-dealer are the same person or legal entity, such person or legal entity shall have the rights and obligations hereunder of both SESI and Broker-dealer and this Agreement shall be binding and enforceable by and against such person or legal entity in both capacities.

                             N. ADDRESS FOR NOTICES

Sentry Life Insurance Company                                 Sentry Equity Services, Inc.
1800 North Point Drive                                        1800 North Point Drive
Stevens Point, WI 54481                                       Stevens Point, WI 54481

Approved and Accepted:                                        This Agreement shall be effective upon execution by Sentry Equity
                                                              Services, Inc.

--------------------------------------------------            SENTRY LIFE INSURANCE COMPANY
Broker-Dealer (if other than Sentry Equity Services, Inc.)
                                                              By  Emil Fleischauer, Jr.
                                                                  ------------------------------------------------
By                                                                Emil Fleischauer, Jr., Secretary
   -----------------------------------------------
                                                              SENTRY EQUITY SERVICES, INC.
--------------------------------------------------
General Agent                                                 By
                                                                  ------------------------------------------------
Dated                                                         Dated
      --------------------------------------------                   ---------------------------------------------



                                   EXHIBIT A

                        GENERAL LETTER OF RECOMMENDATION

General Agent hereby certifies to Sentry and SESI that all the following requirements will be fulfilled in conjunction with the submission of licensing/appointment papers for all applicants as sub-agents submitted by General Agent. General Agent will, upon request, forward proof of compliance with same to Sentry in a timely manner.

    1. We have made a thorough and diligent inquiry and investigation relative to each applicant's identity, residence and business reputation and declare that each applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of a license. Each individual is trustworthy, competent and qualified to act as an agent for Sentry to hold himself out in good faith to the general public. We vouch for each applicant.

    2. We have on file a B-300, B-301, or U-4 form which was completed by each applicant. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through our NASD member firm, and each applicant is presently registered as an NASD registered representative.

         The above information in our files indicates no fact or condition which would disqualify the applicant from receiving a license and all the findings of all investigative information is favorable.

    3. We certify that all educational requirements have been met for the specific state each applicant is requesting a license in, and that, all such persons have fulfilled the appropriate examination, education and training requirements.

    4. If the applicant is required to submit his picture, his signature, and securities registration in the state in which he is applying for a license, we certify that those items forwarded to Sentry are those of the applicant and the securities registration is a true copy of the original.

     5. We hereby warrant that the applicant is not applying for a license with Sentry in order to place insurance chiefly and solely on his life or property, lives or property of his relatives, or property or liability of his associates.

     6. We certify that each applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these applicants, to the end that the insurance interest of the public will be property protected.

     7. We will not permit any applicant to transact insurance as an agent until duly licensed therefore. No applicants have been given a contract or furnished supplies, nor have any applicants been permitted to write, solicit business, or act as an agent in any capacity, and they will not be so permitted until the certificate of authority or license applied for is received.

                                 GENERAL AGENT
                              COMMISSION SCHEDULES
                            EFFECTIVE JUNE 15, 1988

Attached to and made a part of the General Agent Agreement between Sentry Life Insurance Company, ("Sentry"), Sentry Equity Services, Inc. ("SESI") and General Agent ("Payee").

                                  COMMISSIONS

Commissions will be paid by SESI to Payee based on gross premiums or purchase payments paid in cash or check and accepted by Sentry on plans made available by Sentry under said General Agent Agreement, except that commissions will not be paid on premiums or purchase payments submitted directly from surrender proceeds of fixed annuity products issued by Sentry. Commissions will be paid at rates determined in accordance with the following schedule:


                              VARIABLE ANNUITIES
                              ------------------
                        Direct Product-Commission Rate
                                (% of Premium)
                        ------------------------------
                      3.50% - All contracts except for;

                      1.00% - Contracts issues to Sentry
                           employees or members of
                           their immediate family.


                           Variable Universal Life
                           -----------------------
                     Direct Production - Commission Rates
                                                 Increases Above Previous
                              New Policies        High Specified Amount

First Year Premium
Up to Target Premium             80.0%                    50.0%

First Year Premium in
Excess of Target Premium          5.0%                     2.0%

Renewal Premium                   2.0%                     2.0%

For the purposes of this schedule, First Year Premium shall mean the premium produced during the first 12 months following the effective date of the policy increase in Specified Amount. Commissions will be annualized in the first contract year for policies written on salary savings or ABC modes of payment.

                                 SERVICE FEES

Service Fees will be paid annually by SESI to Payee based on a percentage rate of aggregate in force contract values with respect to plans sold by Payee. Service Fees will be paid at rates determined in accordance with the following schedule:

                              VARIABLE ANNUITIES
                              ------------------

A service fee will be paid by SESI to Payee at the annual rate of .15% of the cash values of variable annuities attributable to Payee and in force during the year.

                           VARIABLE UNIVERSAL LIFE
                           -----------------------

A service fee will be paid by SESI to Payee at the annual rate of .20% of the cash value under the Variable Universal Life Policies attributable to Payee and in force during the year.

Note: Variable Annuity and Variable Universal Life Service Fee payments are contingent upon SESI's receipt of distribution expense reimbursement from Advisers Management Trust. (12(b) 1 Revenue)

                            REPAYMENT OF COMMISSIONS

In the event that a contract is surrendered within the first year of the issue date, a portion of the commission paid thereon shall be charged back to the Payee based on the following schedule:

                              VARIABLE ANNUITIES
                              ------------------
                                                    CHARGE BACK AS A %
                                                  OF COMMISSIONS RECEIVED
                  DURATION THAT CONTRACT              DURING THE FIRST
                      WAS IN-FORCE                       CONTRACT YEAR

             Less than 3 months                              100%
             Greater than or equal to 3 months,
               but less than 6 months                         75%
             Greater than or equal to 6 months,
               but less than 9 months                         50%
             Greater than or equal to 9 months,
               but less than 12 months                        25%

                            VARIABLE UNIVERSAL lIFE
                            -----------------------

If a policy on which commissions have been annualized lapses or surrenders during the first contract year, the charge back will equal the commission paid on the excess of annualized premium over actual premium paid.

                                OTHER PROVISIONS

In the event a policy, contract, or certificate is returned to Sentry pursuant to the so called "ten day free look" or "right to return contract" provisions of the policy or contract, the full commission paid thereon shall be charged back to the Payee. It should be noted that the ten day period in which an Owner may return the contract commences upon receipt of the contract by the Owner. If a contract is mailed to the Payee for delivery to the Owner, such a "ten day free look" must be exercised within 30 days of the mailing date to be timely. If an owner returns a contract within 10 days after receipt by the Owner, but it is more than 30 days after mailing to the Payee, the Payee shall be responsible for paying to the Owner any loss in contract value as a result of late delivery.

REFUNDS

Should any premium or purchase payment on any policy, contract, or certificate issued by Sentry be refunded, for any reason, Payee shall repay or return commissions received by it with respect to such premiums or purchase payment.